EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Reports Results for

Fourth Quarter and Fiscal Year 2011 and Declares a Quarterly Dividend

The Company Reports Record Fiscal Year Revenues, Net Income, EPS, Bookings, and Backlog

BILLERICA, Mass. — May 9, 2011 — American Science and Engineering, Inc. (NASDAQ: ASEI) (“AS&E”), a leading worldwide supplier of innovative X-ray inspection solutions, today reported its financial results for the fourth quarter and fiscal year ended March 31, 2011. The Company reported revenues of $67,708,000 as compared with revenues of $71,264,000 for the fourth quarter of fiscal year 2010, net income of $9,565,000 as compared with net income of $12,326,000 for the fourth quarter of fiscal year 2010, and earnings per share of $1.03 as compared with earnings per share of $1.34 for the fourth quarter of fiscal year 2010. These results represent a 5% decrease in revenues, 22% decrease in net income, and a $0.31 decrease in earnings per share when compared to results for the fourth quarter of the prior fiscal year.

For the fiscal year ended March 31, 2011, the Company reported record revenues of $278,576,000 which represents an increase of 15% as compared with revenues of $242,093,000 for the prior fiscal year, record net income of $42,817,000 which represents an 18% increase in net income as compared with net income of $36,176,000 for the prior fiscal year, and record earnings per share of $4.63 which represents a $0.66 increase in earnings per share as compared with earnings per share of $3.97 for the prior fiscal year.

The Company reported $41,635,000 in bookings for the fourth quarter of fiscal year 2011 as compared with $43,123,000 in bookings for the fourth quarter of the prior fiscal year and a record $298,075,000 in bookings for the fiscal year ended March 31, 2011 as compared with $282,472,000 in bookings for the prior fiscal year. Backlog at March 31, 2011 increased 10% to a new record year-end backlog of $215,228,000 as compared to $195,729,000 at March 31, 2010.

The Company is declaring a quarterly cash dividend of $0.30 per share, payable on June 2, 2011 to the holders of record at the close of business on May 23, 2011.

“Once again ‘Team AS&E’ achieved outstanding year-end results with record revenues, net income, and EPS — and, we delivered strong cash flow for the fiscal year,” said Anthony Fabiano, AS&E’s President and CEO. “Revenue growth in the year was driven by market gains and the aggressive sale of existing and new products, resulting in a diversified product mix and revenue increases in all business areas.  We increased internal research and development investment 14% over last year, allowing us to introduce more new products, enhance existing products with new features and options, and accelerate the development cycle for bringing new technologies to market.”

Fabiano continued, “With our continued investment in global marketing and sales activities, our fiscal year bookings reached a record high of $298 million and increased the demand for our unique technology from our key market verticals — military, critical infrastructure, ports, and borders.  Despite the global economic uncertainties, our sales pipeline reached an all-time high at the end of the fiscal year with new opportunities in the U.S., Middle East, APAC, Latin America, and Europe.  These achievements in the year were the result of the successful execution of our strategies to grow revenue and earnings to increase shareholder value over the long-term. We’re also pleased to be able to continue to return cash to shareholders through a cash dividend.”

As previously announced, Anthony Fabiano, President and CEO, and Ken Galaznik, Senior Vice President, CFO and Treasurer, will host the quarterly conference call today at 4:30 p.m. ET to discuss the results and respond to questions. Please dial 1-800-261-3417 at least 10 minutes prior to starting time. For international participants, dial 1-617-614-3673. Please tell the Operator the confirmation code: 93037663. You will be placed on hold until the conference call is ready to begin.

An audio replay of the teleconference will be available, in its entirety, starting Monday, May 9, 2011 at 7:30 p.m. ET for a 48-hour period by dialing 1-888-286-8010. Internationally, please dial 1-617-801-6888. The conference identification number is 56526226. The replay will also be available at www.as-e.com in the Investor Information section following the conference.

About AS&E

American Science and Engineering, Inc. is a leading worldwide supplier of innovative X-ray inspection systems. With over 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter™ technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E® systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), North Atlantic Treaty Organization (NATO), and Abu Dhabi Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:
Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Investor Relations Contact:
Annemarie Sadowski
American Science and Engineering, Inc.
978-262-8828
asadowski@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K, which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.

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AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Fiscal Year Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Total net sales and contract revenues	$67,708	$71,264	$278,576	$242,093

Total cost of sales and contracts	36,866	37,895	149,374	131,023
Gross profit	30,842	33,369	129,202	111,070

Expenses:
Selling, general and administrative	10,555	10,647	42,139	36,982
Research and development	5,816	4,855	22,619	19,764
Total expenses	16,371	15,502	64,758	56,746

Operating income	14,471	17,867	64,444	54,324
Interest and other, net	38	2	431	522
Income before provision for income taxes	14,509	17,869	64,875	54,846
Provision for income taxes	4,944	5,543	22,058	18,670

Net income	$9,565	$12,326	$42,817	$36,176

Income per share - Basic	$1.05	$1.37	$4.73	$4.06
Income per share - Diluted	$1.03	$1.34	$4.63	$3.97

Weighted average shares - Basic	9,116	9,003	9,045	8,900
Weighted average shares - Diluted	9,306	9,218	9,247	9,107

The results of operations reported herein may not be indicative of future financial conditions or results of future operations.

-continued-

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2011	March 31, 2010
Assets
Current assets:
Cash and cash equivalents	$60,144	$34,912
Restricted cash and investments	20,398	35
Short-term investments, at fair value	110,141	144,166
Accounts receivable, net	37,180	37,735
Unbilled costs and fees, net	17,082	2,078
Inventories	46,922	45,387
Other current assets	10,167	11,387
Total current assets	302,034	275,700

Non-current assets:
Building, equipment and leasehold improvements, net	18,559	18,216
Restricted cash and investments	9,062	—
Other assets	6,919	5,937
Total assets	$336,574	$299,853
Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$9,378	$10,970
Customer deposits	9,193	13,714
Deferred revenue	16,924	14,975
Other current liabilities	25,930	24,046
Total current liabilities	61,425	63,705

Non-current liabilities:
Lease financing liability	5,755	7,075
Other non-current liabilities	3,314	7,305
Total liabilities	70,494	78,085

Stockholders’ equity	266,080	221,768
Total liabilities and stockholders’ equity	$336,574	$299,853

-continued-

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

 (unaudited)

	For the fiscal year ended
	March 31, 2011	March 31, 2010
Cash flows from operating activities:
Net income	$42,817	$36,176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,961	4,538
Provision for contracts, inventory, and accounts receivable reserves	1,608	1,170
Amortization of bond premium	2,057	1,119
Deferred income taxes	(2,716)	(463)
Stock based compensation expense	5,216	5,954
Other	(125)	122

Changes in assets and liabilities:
Accounts receivable	551	(835)
Unbilled costs and fees	(15,004)	4,238
Inventories	(3,139)	1,474
Prepaid expenses and other assets	3,048	(1,269)
Accounts payable	(1,592)	331
Accrued income taxes	(2,267)	4,140
Customer deposits	(4,521)	(1,104)
Deferred revenue	(2,034)	(10,453)
Accrued expenses and other liabilities	4,344	1,138
Net cash provided by operating activities	33,204	46,276

Cash flows from investing activities:
Purchases of short-term investments	(160,422)	(213,157)
Proceeds from sales and maturities of short-term investments	192,406	104,261
Purchases of property and equipment	(5,304)	(3,266)
Proceeds from sales of fixed assets	3	—
Net cash provided by (used for) investing activities	26,683	(112,162)

Cash flows from financing activities:
Increase in restricted cash and investments	(29,425)	—
Proceeds from exercise of stock options	6,943	6,408
Repurchase of shares of common stock	(3,736)	(2,922)
Repayment of leasehold financing	(1,301)	(1,163)
Payment of common stock dividend	(10,866)	(8,031)
Reduction of income taxes paid due to the tax benefit from employee stock option expense	3,730	1,087
Cash used for financing activities	(34,655)	(4,621)

Net increase (decrease) in cash and cash equivalents	25,232	(70,507)
Cash and cash equivalents at beginning of year	34,912	105,419
Cash and cash equivalents at end of year	$60,144	$34,912

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